UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 2, 2016

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On April 2, 2016, Tangoe, Inc. (the “Company”) entered into a Master Transaction Agreement (the “Master Transaction Agreement”) with Vodafone US Inc., d/b/a Vodafone Americas (“Vodafone”), pursuant to which the parties agreed to enter into a non-exclusive strategic partnership.  Certain of Vodafone’s existing telecommunications expense management (“TEM”) customers will receive TEM servicing from the Company pursuant to this partnership.  In addition, under the Master Transaction Agreement, the parties agreed to the purchase by the Company of the contracts of Vodafone’s existing TEM customers who are not placed under the partnership together with certain related Vodafone assets and technology needed to service both the customers placed under the partnership and the purchased customers, for a purchase price of $4,500,000, with $1,125,000 to be paid at closing and the remainder in three installments over a period of one year following closing, together with the assumption by the Company of certain related Vodafone liabilities.  Under the Master Transaction Agreement, and in order to service both the partnership and acquired customers, the Company will hire a majority of Vodafone’s TEM business employees.  The Master Transaction Agreement also provides that, in connection with the closing, the Company and Vodafone will enter into a Transition Services Agreement under which Vodafone will provide specified transition services to the Company for specified fees, to support the transitioning of the servicing of Vodafone’s TEM customers to the Company.  The Transition Services Agreement will also provide for the payment by Vodafone to the Company of $9,000,000 in cash, with $3,000,000 to be paid at closing and the remainder in four installments over a period of one year following the closing.  The closing of the transactions contemplated under the Master Transaction Agreement is expected to occur on or about May 31, 2016.

The parties’ obligations to close the contemplated transactions are subject to customary conditions and either party may terminate the Master Transaction Agreement if the closing does not occur on or before June 10, 2016.

The parties have made customary representations, warranties, covenants and indemnities in the Master Transaction Agreement.  Vodafone also agreed that, for a period of two years after the closing, it will not solicit or provide TEM services to the customers whose contracts are to be sold to the Company.

In connection with the Master Transaction Agreement, on April 2, 2016, the Company and Vodafone also entered into a non-exclusive Strategic Partnership Agreement (the “Strategic Partnership Agreement”).  The Strategic Partnership Agreement will become effective and a portion of Vodafone’s existing TEM customers will be placed into the partnership, to be serviced by the Company, upon the closing of the transactions contemplated under the Master Transaction Agreement.  Under the Strategic Partnership Agreement, Vodafone will be provided with a license to sell and distribute the Company’s TEM and mobile device management products and services to Vodafone’s customers and will remit specified fees therefrom to the Company.  Under the Strategic Partnership Agreement, Vodafone also agreed that the

Company will be Vodafone’s preferred provider of TEM technology and services to Vodafone’s customers and potential customers worldwide.  The Strategic Partnership Agreement has an initial term of three years.

The forgoing summaries of terms of the Master Transaction Agreement and Strategic Partnership Agreement are qualified in their entirety by reference to the Master Transaction Agreement and Strategic Partnership Agreement, which are attached to this Current Report on Form 8-K as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: April 6, 2016	By:	/s/ Albert R. Subbloie, Jr.
Albert R. Subbloie, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Master Transaction Agreement, dated as of April 2, 2016, by and between Tangoe, Inc. and Vodafone US Inc., d/b/a Vodafone Americas
99.1	Strategic Partnership Agreement, dated as of April 2, 2016, by and between Tangoe, Inc. and Vodafone US Inc.

*  Certain exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.